Exhibit 99.1

RAINBOW JVCO LIMITED

Consolidated Financial Statements

As of June 30, 2021 and
for the Seven Months Ended June 30, 2021

RAINBOW JVCO LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Rainbow JVCO Limited
2nd Floor Sir Walter Raleigh House 48-50 Esplanade St Helier Jersey,
JE2 3QB Jersey

We have audited the accompanying consolidated financial statements of Rainbow JVCO Limited and its subsidiaries (the "Company”) which comprise the consolidated balance sheet as of June 30, 2021 and the related consolidated statements of operations, comprehensive income, equity, and cash flows for the period from November 30, 2020 to June 30, 2021 and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rainbow JVCO Limited and its subsidiaries as of June 30, 2021, and the results of their operations and their cash flows for the period from November 30, 2020 to June 30, 2021 in accordance with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements of the Company have been prepared with the purpose of providing financial information to Coty, Inc. to assist Coty in satisfying its reporting responsibilities under Regulation S-X, Rule 3-09.

/s/ Deloitte SA

Geneva
September 24, 2021

RAINBOW JVCO LIMITED
CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands)

From November 30, 2020 to June 30, 2021
Net revenues	$1,299,649
Cost of sales	(460,031)
Gross profit	839,618
Selling, general and administrative expense	(901,131)
Amortization expense	(25,347)
Other operating income / (expense), net	(5,982)
Operating loss	(92,842)
Financial income / (expense), net	(50,355)
Loss before income taxes	(143,197)
Income taxes	(31,210)
Net loss	$(174,407)

See notes to Consolidated Financial Statements.

RAINBOW JVCO LIMITED
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
($ in thousands)

From November 30, 2020 to June 30, 2021
Net loss	$(174,407)
Other comprehensive income (loss):
Foreign currency translation adjustment	(808)
Pension and other post-employment benefits	29,290
Total other comprehensive income, net of tax	28,482
Comprehensive loss	$(145,925)

See notes to Consolidated Financial Statements.

RAINBOW JVCO LIMITED
CONSOLIDATED BALANCE SHEET
($ in thousands)

June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$318,705
Restricted cash	3,973
Trade receivables	292,693
Related party receivables	56,649
Inventories	300,959
Prepaid expense and other current assets	117,324
Total current assets	1,090,303
Property and equipment, net	314,567
Goodwill	953,304
Other intangible assets, net	2,746,350
Operating lease right-of-use assets	72,314
Deferred income taxes	109,682
Other non-current assets	53,609
TOTAL ASSETS	$5,340,129
LIABILITIES, REDEEMABLE PREFERRED STOCK & SHAREHOLDERS’ EQUITY
Current liabilities:
Trade payables	$265,124
Related party payables	170,375
Accrued expense and other current liabilities	386,373
Current operating lease liabilities	23,866
Income tax payable	17,637
Total current liabilities	863,375
Non-current operating lease liabilities	57,635
Long-term debt, net	1,156,102
Pension and other post-employment benefits	129,411
Deferred income taxes	250,840
Other non-current liabilities	37,768
TOTAL LIABILITIES	2,495,131
REDEEMABLE PREFERRED STOCK issued and outstanding at June 30	2,955,796
EQUITY:
Common stock	375
Additional paid-in capital	34,752
Accumulated deficit	(174,407)
Accumulated other comprehensive income	28,482
Total equity	(110,798)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK & SHAREHOLDERS’ EQUITY	$5,340,129
See notes to Consolidated Financial Statements.

RAINBOW JVCO LIMITED
CONSOLIDATED STATEMENT OF EQUITY
($ in thousands)

	Common Stock	Additional Paid-in Capital	(Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity	Redeemable Preferred Stock
BALANCE—November 30, 2020	$212	$20,944	$—	$—	$21,156	$1,813,680
Contribution from Coty, net of return of capital of $411,265	141	13,963	—	—	14,104	1,209,121
Syndication fees	—	(1,058)	—	—	(1,058)	(90,684)
Issuance of Common Stock	22	2,188	—	—	2,210	—
Issuance of Preferred Stock	—	—	—	—	—	22,394
Dividends accrued - Preferred Stock	—	(1,285)	—	—	(1,285)	1,285
Net income (loss)	—	—	(174,407)	—	(174,407)	—
Other comprehensive income	—	—	—	28,482	28,482	—
BALANCE—June 30, 2021	$375	$34,752	$(174,407)	$28,482	$(110,798)	$2,955,796

See notes to Consolidated Financial Statements.

RAINBOW JVCO LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

From November 30, 2020 to June 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(174,407)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	51,209
Lease items	17,188
Provision for bad debt	(831)
Provision for inventory obsolescence	16,721
Provision for pension & other post-employment benefits	7,734
Impairment of long-lived assets	2,805
(Gain) loss on retirement of assets	1,221
Deferred financing fees amortization	7,882
Deferred income tax	10,531
Unrealized foreign exchange (gains) and losses	3,889
Other non-cash items	33,248
Cash flows used in operations before changes in working capital	(22,810)
Change in operating assets and liabilities:
Trade receivables	4,204
Related party receivables	18,338
Inventories	(62,294)
Prepaid expenses and other current assets	(503)
Trade and other payables	142,525
Related party payables	152,428
Accrued expense and other current liabilities	78,458
Lease liabilities	(16,823)
Income tax payables	(1,322)
Other non-current assets	(6,893)
Other non-current liabilities	1,745
Net cash provided by operating activities	287,053
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(77,614)
Payment for business combinations and asset acquisitions, net of cash acquired	(2,386,240)
Net cash used in investing activities	(2,463,854)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving loan facilities	86,048
Repayments of revolving loan facilities	(84,683)
Proceeds from issuance of ordinary and preference shares	24,358
Capital and syndication fees paid back to shareholders	(503,007)
Net cash used in financing activities	(477,284)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(12,356)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,666,441)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	2,989,119
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$322,678
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for interest	$35,121
Cash paid during the Period for income taxes, net of refunds received	22,001
Accrued capital expenditure additions	3,826
See notes to Consolidated Financial Statements.

RAINBOW JVCO LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except stated otherwise)

1. DESCRIPTION OF BUSINESS
Rainbow JVCo Ltd is a private par value company limited by shares, incorporated in Jersey under the 1991 Companies Law on May 22, 2020. Rainbow JVCo Ltd and its subsidiaries (collectively, the “Company”) manufacture, market, sell and distribute branded beauty products worldwide, including hair color, styling and care products, hair appliances and nail care products. The Company is one of the world’s leading beauty companies, comprised of a family of iconic brands such as Wella Professionals, Clairol, OPI, Nioxin and ghd.
On November 30, 2020, the Company acquired a 60% majority stake in Coty Inc.’s (“Coty”) Professional and Retail Hair business, including the Wella, Clairol, OPI and GHD Brands (together “Wella Business”). On the same day, Coty contributed their remaining 40% interest in the Wella Business to the Company in exchange for a 40% equity interest in the Company, as further described in Note 3.
The Company’s consolidated financial statements cover the period from November 30, 2020 to June 30, 2021 (the “Period”). In the future, the Company will operate on a fiscal year basis with a year-end of June 30. Unless otherwise noted, any reference to a year preceded by the word “fiscal” refers to the fiscal year ended June 30 of that year.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying financial statements of the Company have been prepared with the purpose of providing financial information to Coty, Inc. (“Coty”) to assist Coty in satisfying its reporting responsibilities under Regulation S-X, Rule 3-09.
These financial statements have been prepared and are presented on a consolidated basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, the net realizable value of inventory, the fair value of acquired assets and liabilities associated with acquisitions, the assessment of goodwill, other intangible assets and long-lived assets for impairment, and income taxes. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates and assumptions. Significant changes, if any, in those estimates and assumptions resulting from continuing changes in the economic environment will be reflected in the Consolidated Financial Statements in future periods.
Cash Equivalents
Cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase.
Restricted Cash
Restricted cash represents funds that are not readily available for general purpose cash needs due to contractual limitations. Restricted cash is classified as a current or long-term asset based on the timing and nature of when or how the cash is expected to be used or when the restrictions are expected to lapse. As of June 30, 2021, the Company had restricted cash of $3,973, included in Restricted cash in the Consolidated Balance Sheet. The restricted cash balance as of June 30, 2021 primarily provides collateral for certain bank guarantees on rent, customs and duty accounts. Restricted cash is included as a component of Cash, cash equivalents and restricted cash in the Consolidated Statement of Cash Flows.
Trade Receivables
Trade receivables are stated net of the allowance for doubtful accounts and cash discounts, which is based on the evaluation of the accounts receivable aging, specific exposures, and historical trends. The Company reviews its allowances by assessing factors such as an individual trade receivable aging and customers’ liquidity. Trade receivables are written off on a case-by-case basis, net of any amounts that may be collected.
Inventories
Inventories include items which are considered salable or usable in future periods, and are stated at the lower of cost or net realizable value, with cost being based on standard cost which approximates actual cost on a first-in, first-out basis. Costs include direct materials, direct labor and overhead (e.g., indirect labor, rent and utilities, depreciation, purchasing, receiving, inspection and quality control) and in-bound freight costs. The Company classifies inventories into various categories based upon their stage in the product life cycle, future marketing sales plans and the disposition process.
The Company also records an inventory obsolescence reserve, which represents the excess of the cost of the inventory over its net realizable value, based on various product sales projections. This reserve is calculated using an estimated obsolescence percentage applied to the inventory based on age, historical trends, and requirements to support forecasted sales. In addition, and as necessary, the Company may establish specific reserves for future known or anticipated events.
Property and Equipment and Other Long-lived Assets
Property and equipment are stated at cost less accumulated depreciation and amortization. The cost of renewals and betterments is capitalized and depreciated. Expenditures for maintenance and repairs are expensed as incurred. Property and equipment that is disposed of through sale, trade-in, donation, or scrapping is written off, and any gain or loss on the transaction, net of costs to dispose, is recorded in Selling, general and administrative expense. Depreciation and amortization are computed principally using the straight-line method over the following estimated useful lives:

Description	Estimated Useful Lives
Buildings	20-40 years
Marketing furniture and fixtures	3-5 years
Machinery and equipment	2-15 years
Computer equipment and software	2-7 years
Property and equipment under finance leases and leasehold improvements	Lesser of lease term or economic life
Intangible assets with finite lives are amortized principally using the straight-line method over the following estimated useful lives:

Description	Estimated Useful Lives
Customer relationships	15 years
Product formulations and technology	10 years
Long-lived assets, including tangible and intangible assets with finite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When such events or changes in circumstances occur, a recoverability test is performed comparing projected undiscounted cash flows from the use and eventual disposition of an asset or asset group to its carrying value. If the projected undiscounted cash flows are less than the carrying value, an impairment charge would be recorded for the excess of the carrying value over the fair value. The Company estimates fair value based on the best information available, including discounted cash flows and/or the use of third-party valuations.
Goodwill and Other Indefinite-lived Intangible Assets
Goodwill is calculated as the excess of the cost of purchased businesses over the fair value of their underlying net assets. Goodwill is allocated and evaluated at the reporting unit level, which are the Company’s operating segments. The Company allocates goodwill to one or more reporting units that are expected to benefit from synergies of the business combination.
Goodwill and other intangible assets with indefinite lives are not amortized but are evaluated for impairment annually, at May 31 or whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When testing goodwill for impairment, the Company has the option of first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as the basis to determine if it is necessary to perform a quantitative goodwill impairment test. In performing its qualitative assessment, the Company considers the extent to which unfavorable events or circumstances identified, such as changes in economic conditions, industry and market conditions or company specific events, could affect the comparison of the reporting unit’s fair value with its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company is required to perform a quantitative impairment test.

Quantitative impairment testing for goodwill is based upon the fair value of a reporting unit as compared to its carrying value. The Company makes certain judgments and assumptions in allocating assets and liabilities to determine carrying values for its reporting units. To determine fair value of the reporting unit, the Company uses a combination of the income and market approaches, when applicable. Under the income approach, fair value is determined using a discounted cash flow method, projecting future cash flows of each reporting unit, as well as a terminal value, and discounting such cash flows at a rate of return that reflects the relative risk of the cash flows. Under the market approach, when applicable, information from comparable publicly traded companies with similar operating and investment characteristics as the reporting units is utilized to create valuation multiples that are applied to the operating performance of the reporting units being tested, to value the reporting unit. The impairment loss recognized would be the difference between a reporting unit’s carrying value and fair value in an amount not to exceed the carrying value of the reporting unit’s goodwill.

Indefinite-lived other intangible assets principally consist of trademarks. The fair values of indefinite-lived other intangible assets are estimated and compared to their respective carrying values. The trademarks’ fair values are based upon the income approach, utilizing the relief from royalty methodology. This methodology assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. An impairment loss is recognized when the estimated fair value of the intangible asset is less than its carrying value.
Leases
Lease contracts are reviewed and accounted for in accordance with ASU 2016-02, Leases (Topic 842), which requires lease assets and liabilities to be recorded on the balance sheet.
Under this guidance, the Company elected the practical expedient related to lease and non-lease components, as an accounting policy election for all asset classes, which allows a lessee to not separate non-lease from lease components and instead account for consideration paid in a contract as a single lease component. The Company did not elect the practical expedient related to hindsight analysis which allows a lessee to use hindsight in determining the lease term and in assessing impairment of the entity’s right-of-use (“ROU”) assets.
The Company has made a policy election to not recognize right-of-use assets and lease liabilities that arise from leases with an initial term of twelve months or less on the Consolidated Balance Sheet. However, the Company recognize these lease payments in the Consolidated Statements of Operations on a straight-line basis over the lease term and variable lease payments in the period in which the obligation is incurred. The Company has chosen to apply this accounting policy across all classes of underlying assets. Finally, the Company has made a policy election not to capitalize lease contract for assets having an item value of less than five thousand dollars. The Company utilizes a group discount rate, corresponding to an incremental borrowing rate, to determine the present value of the lease payments.
Deferred Financing Fees
The Company capitalizes costs related to the issuance of debt instruments, as applicable. Such costs are amortized over the contractual term of the related debt instrument in Financial income / (expense), net, using the effective interest method, in the Consolidated Statement of Operations.
Revenue Recognition
Revenues are accounted for in accordance with ASC 606, Revenue from Contracts with Customers and all related amendments. Revenues are recognized at a point in time and/or over time when control of the promised goods or services is transferred to the Company’s customers, which usually occurs upon delivery. Revenues are recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring those goods or services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, the Company considers all of the goods or services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices. The Company’s revenue contracts principally represent a performance obligation to sell its beauty products to trade customers and are satisfied when control of promised goods and services is transferred to the customers.
Net revenues comprise gross revenues less customer discounts and allowances, actual and expected returns (estimated based on an analysis of historical experience and position in product life cycle) and various trade spending activities. Trade spending activities represent variable consideration promised to the customer and primarily relate to advertising, product promotions and demonstrations, some of which involve cooperative relationships with customers. The costs of trade spend activities are estimated considering all reasonably available information, including contract terms with the customer, the Company’s historical experience and its current expectations of the scope of the activities, and is reflected in the transaction price when sales are recorded.
The Company’s payment terms vary by the type and location of its customers and the products offered. The term between invoicing and when payment is due is not significant.

The Company’s sales return accrual reflects seasonal fluctuations, including those related to revenues for the holiday season. This accrual is a subjective critical estimate that has a direct impact on reported net revenues, and is calculated based on history of actual returns, estimated future returns and information provided by retailers regarding their inventory levels. In addition, as necessary, specific accruals may be established for significant future known or anticipated events. The types of known or anticipated events that the Company has considered, and will continue to consider, include the financial condition of our customers, store closings by retailers, changes in the retail environment, and our decision to continue to support new and existing brands.
Cost of Sales
Cost of sales includes all of the costs to manufacture the Company’s products. For products manufactured in the Company’s own facilities, such costs include raw materials and supplies, direct labor and factory overhead. For products manufactured for the Company by third-party contractors, such costs represent the amounts invoiced by the contractors. Cost of sales also includes royalty expense associated with license agreements when relevant. Additionally, shipping costs, freight-in and depreciation and amortization expenses related to manufacturing equipment and facilities are included in Cost of sales in the Consolidated Statement of Operations.
Selling, General and Administrative Expense
Selling, general and administrative expenses include advertising and promotional costs and research and development costs. Also included in Selling, general and administrative expenses are certain warehousing fees, manufacturing fixed costs, personnel and related expenses, rent on operating leases, and professional fees.
Advertising and promotional costs are expensed as incurred and include depreciation of marketing furniture and fixtures, such as product displays. Research and development costs are expensed as incurred. See note on selling, general and administrative expense for details.
Income Taxes
The Company is subject to income taxes in the U.S. and various foreign jurisdictions. The Company accounts for income taxes under the asset and liability method. Therefore, income tax expense is based on reported income / (loss) before income taxes. Deferred income taxes reflect the effect of temporary differences between the carrying amounts of assets and liabilities that are recognized for financial reporting purposes and the carrying amounts that are recognized for income tax purposes. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized based on currently available evidence. The Company considers how to recognize, measure, present and disclose in financial statements uncertain tax positions taken or expected to be taken on a tax return.
Business Combinations
The Company accounts for business combinations using the acquisition method of accounting. The acquisition method of accounting requires that purchase price, including the fair value of contingent consideration, of the acquisition be allocated to the assets acquired and liabilities assumed using the fair values determined by management as of the acquisition date.
Contingent consideration payments that exceed the acquisition date fair value of the contingent consideration are reflected as an operating activity in the Consolidated Statement of Cash Flows. Payments made for contingent consideration recorded as part of an acquisition’s purchase price are reflected as financing activities in the Company’s Consolidated Statements of Cash Flows, if paid more than three months after the acquisition date. If paid within three months of the acquisition date, these payments are reflected as investing activities in the Company’s Consolidated Statements of Cash Flows.
The Company generally uses the following methodologies for valuing significant acquired intangibles assets:
•Trademarks (indefinite or finite) - The Company uses a relief from royalty method to value trademarks. The key assumptions for the model are forecasted net revenue, the royalty rate, the effective tax rate and the discount rate.
•Customer relationships and license agreements - The Company uses an excess earnings method to value customer relationships and license agreements. The key assumptions for the model are forecasted net revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), the estimated allocation of earnings between different classes of assets, the attrition rate, the effective tax rate and the discount rate.
Fair Value Measurements
The following fair value hierarchy is used in selecting inputs for those assets and liabilities measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The Company evaluates these inputs and recognizes transfers between levels, if any, at the end of each reporting period. The hierarchy consists of three levels:

Level 1 - Valuation based on quoted market prices in active markets for identical assets or liabilities;
Level 2 - Valuation based on inputs other than Level 1 inputs that are observable for the assets or liabilities either directly or indirectly;
Level 3 - Valuation based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and supported by little or no observable market activity.
The Company has not elected the fair value measurement option for any financial instruments or other assets not required to be measured at fair value on a recurring basis.
Derivative Instruments and Hedging Activities
Refer to Note 18—Derivative Instruments for the Company’s policies for derivative instruments and hedging activities.
Foreign Currency
The reporting currency of the Company and its subsidiaries is the U.S. dollar. The Company’s subsidiaries predominantly use the U.S. dollar and Euro as its functional currencies. It has substantial operations in Switzerland, the United States and European countries, and a significant portion of its revenue is received in U.S. dollar and Euro. Most claims and expenses associated with the Company operations are also paid in U.S. dollar and Euro. Foreign currency assets and liabilities are remeasured into functional currencies at end-of-period exchange rates, except for non-monetary assets and equity, which are remeasured at historical exchange rates. Revenue and expense are remeasured at the weighted-average exchange rates during the fiscal year, except for expense related to non-monetary assets, which are remeasured at historical exchange rates. Exchange gains or losses incurred on non-financing foreign-exchange currency transactions conducted by one of the Company’s operations in a currency other than the operation’s functional currency are reflected in Cost of sales or operating expenses.
For our foreign subsidiaries whose functional currency is other than the U.S. dollar, assets and liabilities of foreign operations are translated into U.S. dollars at the rates of exchange in effect at the end of the reporting period. Income and expense items are translated at the average exchange rates prevailing during each reporting period presented. Translation gains or losses are reported as cumulative adjustments in Accumulated other comprehensive income (loss) (“AOCI/(L)”).
Recently Adopted Accounting Pronouncements
In 2018, the FASB issued ASU No. 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). The FASB issued authoritative guidance that modifies the disclosure requirements by removing, modifying and adding disclosures related to fair value measurements. Adoption of this guidance impacts disclosures only and does not have an impact on the Company’s financial position or results of operations. The Company adopted the standard in the Period on a prospective basis. The adoption of this guidance did not have a material impact on the Company’s Consolidated Financial Statements.
Recently Issued and Not Yet Adopted Accounting Pronouncements

Accounting Standard Update(s)	Topic	Effective Period	Summary
2018-14	Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans	Fiscal 2023
The FASB issued authoritative guidance that modifies the disclosure requirements by removing, modifying and clarifying disclosures related to defined benefit plans. Adoption of this guidance will impact disclosures only and will not have an impact on the Company’s financial position or results of operations.

2016-13, 2018-19	Measurement of Credit Losses on Financial Instruments	Fiscal 2023
The FASB issued authoritative guidance, which requires that a financial asset (or a group of financial assets) measured at an amortized cost basis be presented at the net amount expected to be collected. This approach to estimating credit losses applies to most financial assets measured at amortized cost and certain other instruments, including but not limited to, trade and other receivables. The adoption of this standard will not have a material impact on the Company’s financial position or results of operations.

2019-12	Income Taxes	Fiscal 2023
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU No. 2019-12”), which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and improves the consistency in the application of GAAP for areas of Topic 740 by clarifying and amending existing guidance. The amendment will be effective for the Company in fiscal 2023 with early adoption permitted. The Company is evaluating the impact this guidance will have on the Company’s Consolidated Financial Statements and related disclosures.

2020-01	Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)	Fiscal 2023
The FASB issued authoritative guidance that clarifies certain interactions between the accounting for equity securities, equity method investments, and certain derivative instruments. The Company is evaluating the impact this guidance will have on the Company’s Consolidated Financial Statements and related disclosures.

2020-04, 2021-01	Reference Rate Reform (Topic 848)	Upon contract modification and election
The FASB issued authoritative guidance that provides temporary optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions to ease the financial reporting burdens related to transitioning from LIBOR and other reference rates expected to be discontinued by reference rate reform to alternative reference rates. The Company is evaluating the impact this guidance will have on the Company’s Consolidated Financial Statements and related disclosures. No contract modification has occurred in the Period that would fall under this guidance.

2020-06	Debt- Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging- Contracts in Entity’s Own Equity (Subtopic 815-40)	Fiscal 2023
The FASB issued authoritative guidance which removes certain separation models for convertible debt instruments and convertible preferred stock that require the separation of a convertible debt instrument into a debt component and an equity or derivative component. The adoption of this guidance will not have any material impact on the Company’s Consolidated Financial Statements and related disclosures.

3. BUSINESS COMBINATIONS
On June 1, 2020, Coty and Rainbow UK Bidco Limited, an affiliate of the Company, entered into a definitive agreement for Rainbow UK Bidco Limited to acquire a majority interest in the Wella Business, as described in Note 1. Coty sold a 60% interest in the Wella Business for $2,451,734. Coty then contributed its remaining 40% interest in the Wella Business, valued at $1,634,490, to the Company in exchange for a 40% interest in the Company and a $411,265 return of capital.
The total preliminary consideration to acquire the Wella Business was $4,086,224, of which $2,451,734 in cash, subject to the finalization of certain debt and working capital balances as defined in the purchase agreement.
Following the purchase of the Wella Business, a preliminary Purchase Price Allocation (“PPA”) was performed which led to a valuation of assets acquired and liabilities assumed at fair market value, based on the information then available.

The below table summarizes the fair value of assets and liabilities of Rainbow UK Bidco Limited at the acquisition date:

Estimated Fair-market Value
ASSETS
Cash and cash equivalents	$65,494
Trade receivables	323,832
Inventories	288,634
Prepaid expenses and other current assets	137,353
Property and equipment	267,172
Goodwill	953,304
Other intangible assets	2,771,697
Operating lease right of use asset	80,597
Other non-current assets	46,853
Deferred income tax asset	117,710

LIABILITIES
Accounts payable	121,641
Accrued expenses and other current liabilities	334,990
Current operating lease liabilities	23,033
Non-current operating lease liabilities	66,459
Non-current deferred tax liabilities	229,711
Pension and other post-employment benefits	157,379
Other non-current liabilities	33,209

TOTAL NET ASSETS AT FAIR VALUE	4,086,224
Goodwill is not expected to be deductible for tax purposes. The goodwill is attributable to expected business growth resulting from the investment of Kohlberg Kravis Roberts & Co. L.P. and its affiliates (collectively, “KKR”) in the development of Company’s products via existing and new manufacturing and sales channels. Acquisition costs amounted to $11,152 and were mostly advisory services and insurance. Insurance costs were capitalized for an amount of $7,871 and included in Other non-current assets in the Consolidated Balance Sheet. The remainder of acquisition costs, $3,281, were expensed as part of Selling, general and administrative expense in the Consolidated Statement of Operations.

4. NET REVENUES
Presented below are the net revenues associated with each of the Company’s product category, with the corresponding percentage of total net revenues:

PRODUCT CATEGORY	From November 30, 2020 to June 30, 2021	% of Total
Hair Care	$1,006,697	77%
Appliances	191,175	15%
Nail Care	101,777	8%
Total	$1,299,649	100.0%

5. SELLING, GENERAL & ADMINISTRATIVE EXPENSE
Included in total selling, general and administrative expense are the following amounts:

EXPENSE CATEGORY	From November 30, 2020 to June 30, 2021
Advertising and promotion	$207,093
Research and development	$42,900
6. FINANCE INCOME / (EXPENSE), NET
Finance expense, net for the Period ended June 30, 2021 are presented below:

Finance income / (expense), net	From November 30, 2020 to June 30, 2021
Interest expense	$(41,804)
Interest income	774
Financing and commitment fees	(8,040)
Foreign exchange gain (losses)	(1,285)
Total Financial income / (expense), net	$(50,355)
7. TRADE RECEIVABLES
Trade receivables as of June 30, 2021, are presented net of an allowance for cash discount of $3,179.
8. INVENTORIES
Inventories as of June 30, 2021 are presented below:

June 30, 2021
Raw materials	$50,833
Work-in-process	1,667
Finished goods	248,459
Total inventories	$300,959
9. PREPAID EXPENSE AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets as of June 30, 2021 are presented below:

June 30, 2021
Prepaid rent, fees and insurance	$48,529
Value-added, sales and other non-income tax assets	34,212
Prepaid marketing, copyright and agency fees	15,716
Short-term listing fees and customer loan receivables	8,911
Other	9,956
Total prepaid expense and other current assets	$117,324

10. PROPERTY AND EQUIPMENT, NET
Property and equipment, net as of June 30, 2021 are presented below:

June 30, 2021
Land	$21,788
Buildings	110,783
Machinery and equipment	112,404
Computer equipment and software	10,735
Marketing furniture and fixture	9,134
Construction in progress	75,585
Property and equipment, gross	340,429
Accumulated depreciation and amortization	(25,862)
Property and equipment, net	$314,567
Depreciation expense of property and equipment amounted to $25,862 for the Period.
11. GOODWILL AND OTHER INTANGIBLE ASSETS, NET
Assessment for Impairments
The Company tested goodwill and indefinite-lived other intangible assets for impairment ahead of the Period end, or more frequently, if certain events or circumstances warrant. There was no impairment of goodwill and of indefinite-lived other intangible assets in the Period. The Company is finalizing its allocation of goodwill to reporting units.
Goodwill
Goodwill was recognized as part of the PPA following the purchase of the Wella Business from Coty (see Note 3—Business Combinations).
Other Intangible Assets, net
Other intangible assets, net, as of June 30, 2021 are presented below:

June 30, 2021
Trademarks	$2,173,235
Customer relationships	472,696
Product formulations and technology	100,419
Total Other intangible assets, net	$2,746,350
Amortization expense for customer relationships and Product formulations and technology assets amounted respectively to $19,126 and $6,221 in the Period. There was no other movement in the carrying value of intangibles during the period.
Intangible assets subject to amortization are amortized using the straight-line method and have the following weighted-average remaining lives:

Description
Customer relationships	14.4 years
Product formulations and technology	9.4 years
As of June 30, 2021, the remaining weighted-average life of all intangible assets subject to amortization is 13.5 years. The estimated aggregate amortization expense for each of the following fiscal years ending June 30 is presented below:

2022	$43,452
2023	43,452
2024	43,452
2025	43,452
2026	43,452

12. OTHER NON-CURRENT ASSETS
Other non-current assets as of June 30, 2021 are presented below:

June 30, 2021
Other long-term assets	$26,809
Long-term listing fees receivable	8,165
Security deposits	5,794
Other post-employment assets	3,380
Pension assets	709
Customer and other loans receivable	8,752
Total other non-current assets	$53,609
13. ACCRUED EXPENSE AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities as of June 30, 2021 consist of the following:

June 30, 2021
Customer returns, discounts, allowances and bonuses	$151,530
Compensation and other compensation related benefits	122,862
Value-added, sales and other non-income taxes	36,198
Other operating accruals	34,674
Other selling, general and administrative accruals	17,177
Advertising, marketing, licensing and freight	8,936
Auditing, consulting, legal and litigation accruals	7,559
Bank overdraft and accrued interest	7,437
Total accrued expenses and other current liabilities	$386,373
14. LONG-TERM DEBT, NET

June 30, 2021
Revolving Credit Facility
2020 Revolving Credit Facility	$—
Term Loan Facility
2020 Dollar Term Loan	394,500
2020 Euro Term Loan	589,784
2020 Sterling Notes	229,317
Total long-term debt	1,213,601
Less: deferred financing fees
2020 Dollar Term Loan	(15,576)
2020 Euro Term Loan	(25,397)
2020 Sterling Term Loan	(11,242)
2020 Revolving Credit Facility	(5,284)
Total long-term debt, net	$1,156,102
Long-Term Debt
The Company’s long-term debt facilities consisted of the following as of June 30, 2021:

Facility	Maturity Date	Borrowing Capacity (in millions)	Interest Rate Terms	Applicable Interest Rate Spread as of June 30, 2021	Effective Interest Rate Used for Accounting	Repayment Schedule
2020 Revolving Credit Facility	5 years from utilization	$300.0	EURIBOR plus a margin ranging from 3.50% to 4.50% per annum	4.50%	n/a	Payable in full at maturity date
2020 Term A Facility – USD portion	May and November 2025	$239.0	LIBOR plus a margin ranging from 4.00% to 5.00% per annum	5.00%	5.98%	Payable half at each maturity date
2020 Term A Facility – EUR portion	May and November 2025	€136.2	EURIBOR plus a margin ranging from 4.00% to 5.00% per annum	5.00%	5.80%
2020 Term B Facility – USD portion	November 2026	$155.5	LIBOR plus a margin ranging from 5.25% to 5.75% per annum	5.75%	7.29%	Payable in full at maturity date
2020 Term B Facility – EUR portion	November 2026	€359.2	EURIBOR plus a margin ranging from 5.25% to 5.75% per annum	5.75%	6.79%
2020 Term B Facility – GBP portion	November 2026	£165.5	LIBOR plus a margin ranging from 5.25% to 5.75% per annum	5.75%	6.87%
Term loans were fully drawn down on November 25, 2020 and were used to settle Coty loan notes as part of the purchase transaction. Accordingly, the principal amounts equal the borrowing capacity in the above table. $86,048 were also drawn from the revolving credit facility in December 2020 and January 2021, which were subsequently fully repaid.
Deferred Financing Fees
Capitalized deferred financing fees of $57,499 as of June 30, 2021, were presented in deduction of long-term debt in the Company's Consolidated Balance Sheet. The Company recognized $5,815 of such fees (including foreign exchange impact) during the Period, which were recorded in Financial income / (expense), net, in the Consolidated Statement of Operations.
Interest
Accrued interest on long-term debt amounted to $7,375 as of June 30, 2021, and was included in accrued and other current liabilities in the Consolidated Balance Sheet.
Debt Maturities Schedule
Aggregate maturities of all long-term debt, including current portion of long-term debt but excluding capital lease obligations and deferred financing fees, as of June 30, 2021, are presented below:

Fiscal Year Ending June 30,
2022	$—
2023	—
2024	—
2025	401,178
2026	812,423
Thereafter	—
Total	$1,213,601
Covenants
The Company’s Senior Facilities Agreement (pertaining to term loans) contain positive and negative undertakings, including but not limited to limitations on debt, liens, dispositions, investments, fundamental business scope changes, dividend payments and affiliate transactions. Such agreement also contains a financial covenant, under the form of a Senior Secured Leverage Ratio, that will not come into force until the Company has had twelve months of operations. Accordingly, the financial covenant will first be applicable and measured on November 30, 2021. The margin (spread) mentioned in the above facility table for each debt instrument is applicable for the initial period and can be reduced in future periods if the Senior Secured Leverage Ratio following a downward ratchet mechanism.
The Senior Facilities Agreement contains a maximum Senior Secured Leverage Ratio (being the ratio of Consolidated Net Indebtedness (excluding any hedging obligations and/or indebtedness that does not constitute Senior Lender Liabilities, Senior

Notes Liabilities or Permitted Senior Financing Liabilities) to Consolidated EBITDA). The Senior Secured Leverage Ratio in respect of a Measurement Period ending on one of the dates specified in the first column below shall not be greater than the ratio specified opposite that date in the second column in the table below:

Period ending	Maximum Ratio
December 31, 2021	6.50:1
March 31, 2022	6.50:1
June 30, 2022	6.50:1
September 30, 2022	6.50:1
December 31, 2022	6.00:1
March 31, 2023	6.00:1
June 30, 2023	6.00:1
September 30, 2023	6.00:1
December 31, 2023	5.50:1
March 31, 2024	5.50:1
June 30, 2024	5.50:1
September 30, 2024	5.50:1
Each period thereafter	5.00:1
As of June 30, 2021, the Company was in compliance with all covenants of the senior facilities agreement.
15. LEASES
A lease is defined as a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. The Company determines if an arrangement is a lease at lease inception. For leases entered into subsequent to November 30, 2020, the operating lease ROU assets and operating lease liabilities are based on the present value of minimum payments over the lease term at the commencement date of the lease.
The Company uses discount rates to determine the present value of future lease payments. The Company uses its incremental borrowing rate, based on the information available for leases, including the lease term and interest rate environment. The lease terms used to calculate the ROU assets and lease liabilities may include options to extend or terminate when it is reasonably certain that the Company will exercise that option.
The Company leases office facilities under non-cancelable operating leases with terms generally ranging between 10 and 25 years. The Company utilizes these leased office facilities for use by its employees in countries in which the Company conducts its business. Leases are negotiated with third parties and, in some instances contain renewal, expansion and termination options. All of the Company’s material leases are operating leases.
Company’s leases are primarily real estate properties, including corporate offices and distribution facilities, to support the Company's manufacturing, research and development and distribution operations.
The following table provides additional information about the Company’s leases for the Period ended June 30, 2021.

Lease Cost	From November 30, 2020 to June 30, 2021
Operating lease cost:
Amortization of right-of-use assets	$14,655
Interest on lease liabilities	2,533
Total operating lease cost	17,188
Short-term lease cost	19,796
Total lease cost	$36,984
Other information:
Cash paid for amounts included in the measurement of lease liabilities	$16,823
Weighted-average remaining lease term - real estate	4.4 years
Weighted-average discount rate - real estate leases	5.29%

Future minimum lease payments for the Company’s leases as of June 30, 2021, are as follows:

Future lease costs	Years ended June 30,
2022	$27,082
2023	19,867
2024	16,236
2025	11,812
2026	9,933
Thereafter	5,525
Total future lease payments	90,455
Less: imputed interest	(8,954)
Total present value of lease liabilities	$81,501

Table excludes obligations for leases with original terms of 12 months or less which have not been recognized as ROU assets or liabilities in the Consolidated Balance Sheet.
16. INCOME TAXES
(Loss) income before income taxes in the Period ended June 30, 2021, is presented below:

(Loss) before income taxes	From November 30, 2020 to June 30, 2021
United Kingdom (domestic)	$(21,909)
Foreign	(121,288)
Total	$(143,197)
The components of the Company’s total provision for income taxes for the Period ended June 30, 2021, are presented below:

Provision / (benefit) for income taxes	From November 30, 2020 to June 30, 2021
Current:
United Kingdom (domestic)	$883
Foreign	17,940
Total	18,823
Deferred:
United Kingdom (domestic)	30,273
Foreign	(17,886)
Total	12,387
Provision for income taxes	$31,210
The reconciliation of the parent entity tax rate to the Company’s effective income tax rate during the Period ended June 30, 2021, is presented below:

From November 30, 2020 to June 30, 2021
(Loss) before income taxes	$(143,197)
Benefit for income taxes at statutory rate (UK rate 19%)	(27,207)
Foreign tax differentials	12,230
Change in valuation allowances	6,504
Change in unrecognized tax benefit	3,989
Changes in tax rates	32,207
Permanent differences	3,587
Other	(100)
Provision for income taxes	31,210
Effective income tax rate	(21.8)%
Significant components of deferred income tax assets and liabilities as of June 30, 2021, are presented in the two tables below:

Table by underlying asset nature	June 30, 2021
Deferred income tax assets:
Inventories	$3,445
Allowance for uncollectible amount	3,091
Property, plant and equipment	13,359
Intangible assets	72,588
Accruals and other allowances	7,530
Pensions	7,348
Employee benefits	5,004
Interest expense limitation carry forward	5,901
Net operating loss carryforwards	43,288
Other	4,784
Less: valuation allowances	(20,454)
Net deferred income tax assets	145,884
Deferred income tax liabilities:
Intangible assets	267,034
Property, plant and equipment	7,493
Prepaid expenses	3,349
Lease liability	697
Other	8,469
Deferred income tax liabilities	287,042
Net deferred income tax liability	$(141,158)
The expirations of net operating loss and tax credit carryforwards, amounting to $239,572 as of June 30, 2021, in each of the fiscal years ending June 30, are presented below:

Fiscal Year Ending June 30,	United States	Western Europe	Rest of World	Total
2022	$—	—	7,326	7,326
2023	—	1,582	4,551	6,133
2024	—	507	11,017	11,524
2025	—	—	3,197	3,197
2026 and thereafter	3,120	182,986	25,286	211,392
Total	$3,120	185,075	51,377	239,572

A reconciliation of the beginning and ending amount of UTBs is presented below:

From November 30, 2020 to June 30, 2021
UTBs—November 30, 2020	$29,759
Additions based on tax positions related to the current year	2,900
Additions for tax positions of prior years	1,523
Settlements	(447)
Foreign currency translation	(8)
UTBs balance at the end of the period, June 30, 2021	$33,727
UTBs are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closing of statute of limitations. Such adjustments are reflected in the provision for income taxes as appropriate. UTBs covers fiscal years 2015 and forward which remain open to examination in certain jurisdictions in which we are subject to tax. The Company believes it has adequately provided for its UTBs for all open tax years in each tax jurisdiction.
Out of the additions for tax uncertain tax positions relating to prior years, $29,318 are covered by an indemnification agreement with Coty. The related accrual is recorded in Other non-current liabilities in the Consolidated Balance Sheet. A corresponding receivable from Coty was recorded in receivables due from related parties (see Note 21) in the Consolidated Balance Sheet.
Income taxes and foreign withholding taxes have not been recognized on the excess of the amount for financial reporting purposes over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. The cumulative amount of such unremitted earnings is approximately $32 million at June 30, 2021, representing a deferred tax liability of approximately $2 million.

17. EMPLOYEE BENEFIT PLANS
Pension Plans
The Company sponsors contributory and noncontributory defined benefit pension plans, covering international employees primarily in Germany and Switzerland (representing a total liability of 86% compared to the total liabilities at Company level). The Company measures defined benefit plan assets and obligations as of the date of the Company’s period-end, i.e. as of June 30, 2021 for the Period.
Settlements and Curtailments for Pension Plans
The Company concluded restructuring actions in certain European countries which resulted in a curtailment gain of $(374) during the Period ended June 30, 2021. The settlement gain reported of $(4) is a result of current year benefit payments being higher than current period service cost and interest cost, based on the applicable accounting rules. The gains or losses resulting from any settlement and curtailment activity for the current period is included in the current year Net Periodic Benefit Cost.
Plan Amendments for Pension Plans
There were no Plan Amendments for the period between November 30, 2020 and June 30, 2021. The disclosures presented below include amounts related to jubilee service awards applicable to certain European countries.

The aggregate reconciliation of the projected benefit obligations, plan assets, funded status and amounts recognized in the Company’s Consolidated Financial Statements related to the Company’s pension plans and other long-term employee benefit plans is presented below:

Total Company Pension Plans
2021
Change in benefit obligation
Benefit obligation—November 30, 2020	$—
Service cost	10,182
Interest cost	1,458
Plan participants’ contributions	1,647
Plan amendments	—
Benefits paid	7,809
New employees transfer in	310,153
Premiums paid	(677)
Pension curtailment	(350)
Pension settlement	(123)
Actuarial loss (gain)	(25,861)
Effect of exchange rates	(4,590)
Other	—
Benefit obligation—June 30, 2021	$299,648

Change in plan assets
Fair value of plan assets—November 30, 2020	$—
Actual return on plan assets	9,220
Employer contributions	5,563
Plan participants’ contributions	1,647
Benefits paid	8,377
New employees transfer in	149,657
Premiums paid	(677)
Plan settlements	(123)
Effect of exchange rates	(2,944)
Other	—
Fair value of plan assets—June 30, 2021	170,720
Funded status—June 30, 2021	$(128,928)
With respect to the Company’s pension plans, amounts recognized in the Company’s Consolidated Balance Sheet as of June 30, 2021, are presented below:

Total Company Pension Plans	2021
Non-current assets	$709
Current liabilities	(226)
Non-current liabilities	(129,411)
Funded status	(128,928)
AOC L/(I)	(29,290)
Net amount recognized	$(158,218)

Pension plans with accumulated benefit obligations in excess of plan assets and Pension plans with projected benefit obligations in excess of plan assets are presented below:

Total Company Pension Plans	Pension plans with accumulated benefit obligations in excess of plan assets	Pension plans with projected benefit obligations in excess of plan assets
	2021	2021
Projected benefit obligation	$208,383	$299,648
Accumulated benefit obligation	186,872	—
Fair value of plan assets	79,584	170,720
Net Periodic Benefit Cost
The Net Periodic Benefit Cost for the current Period is reported to be $8,784. The components of net periodic benefit cost for pension plans recognized in the Consolidated Statements of Operations are presented below:

Total Company Pension Plans	2021
Service cost	$10,182
Interest cost	1,458
Expected return on plan assets	(2,482)
Amortization of prior service (credit) cost	—
Amortization of net (gain) loss	—
Settlements (gain) loss recognized	—
Curtailment (gain) loss recognized	(374)
Net periodic benefit cost	$8,784
Pension Assumptions
The weighted-average assumptions used to determine the Company’s projected benefit obligation above are presented below:

Total Company Pension Plans
2021
Discount rates	1.3%
Salary increase rate	2.0%
The weighted-average assumptions used to determine the Company’s net periodic benefit cost in the Period ended June 30, 2021, are presented below:

Total Company Pension Plans
Discount rates	0.8%
Salary increase rate	1.9%
Expected long-term rates of return on plan assets	2.1%
Pension Plan Investment Policy
The Company’s investment policies and strategies for plan assets are to achieve the greatest return to maintain a level of liquidity that is sufficient to meet the need for timely payment of benefits. The goals of the investment managers include minimizing risk and achieving growth in principal value so that the purchasing power of such value is maintained with respect to the rate of inflation.
The pension plan’s return on assets is based on management’s expectations of long-term average rates of return to be achieved by the underlying investment portfolios. In establishing this assumption, management considers historical and expected returns for the assets in which the plan is invested, as well as current economic and market conditions.
The asset allocation decision includes consideration of future retirements, lump-sum elections, growth in the number of participants, the Company’s contributions and cash flow. These actual characteristics of the plan place certain demands upon the level, risk and required growth of trust assets. Actual asset allocation is regularly reviewed and periodically rebalanced to the strategic allocation when considered appropriate.
The target asset allocations for the Company’s international pension plans as of June 30, 2021, by asset category are presented below:

Total Company Pension Plans
% of Plan Assets at Period Ended
June 30, 2021
Equity securities	43%
Fixed income securities	37%
Cash and other investments	20%
Fair Value of Plan Assets
The international pension plan assets that the Company measures at fair value on a recurring basis, based on the fair value hierarchy as described below—Summary of Significant Accounting Policies, as of June 30, 2021 are presented below:

	Level 1	Level 2	Level 3	Total
Equity securities	$73,023	$—	$—	$73,023
Fixed income securities:
Corporate securities	62,616	—	—	62,616
Other:
Cash and cash equivalents	12,920	—	—	12,920
Insurance contracts and other	21,452	—	709	22,161
Total pension plan assets	$170,011	$—	$709	$170,720
The following is a description of the valuation methodologies used for plan assets measured at fair value:
Equity securities-The fair values reflect the closing price reported on a major market where the individual securities are traded. These investments are classified within Level 1 of the valuation hierarchy.
Corporate securities-The fair values are based on a compilation of primarily observable market information or a broker quote in a non-active market. These investments are classified within Level 1 of the valuation hierarchy.
Cash and cash equivalents-The carrying amount approximates fair value, primarily because of the short maturity of cash equivalent instruments. These investments are classified within Level 1 of the valuation hierarchy.
Insurance contracts and other- Includes real estate funds and derivative instruments that have quoted prices and are classified within Level 1 of the valuation hierarchy. This category also includes contracts issued by insurance companies that are valued at cash surrender value, which approximates the contract fair value. These investments are generally classified as Level 3 as there are neither quoted prices nor other observable inputs for pricing.
The Company sponsors a defined benefit pension plan for all eligible Greek employees. Retirement benefits are provided based on employees’ years of service and earnings, or in accordance with applicable employee regulations. The pension plan is funded through an insurance contract with MetLife insurance company. The plan assets of the Greek plan are included in the Level 3 valuation.
The reconciliations of Level 3 plan assets measured at fair value in the Period ended June 30, 2021, is presented below:

Total Company Pension Plans
Insurance contracts:
Fair value—November 30, 2020	$709
Return on plan assets	—
Purchases, sales and settlements, net	—
Effect of exchange rates	—
Fair value—June 30, 2021	$709

Contributions
The Company expects to contribute approximately $14,663 to its international pension plans during fiscal year 2022.
Estimated Future Benefit Payments
Expected benefit payments, which reflect expected future service, as appropriate, are presented below:

Total Company Pension Plans
Fiscal Year Ending June 30,
2022	$9,588
2023	7,176
2024	8,277
2025	7,362
2026	9,634
2027 to 2031	62,536
18. DERIVATIVE INSTRUMENTS
Foreign Exchange Risk Management
The Company is exposed to foreign currency exchange fluctuations through its global operations. As a primary tool to centralize and reduce currency exposure, the Company operates a monthly multi-currency netting program covering most of its markets. The Company may further reduce its net exposure to currency fluctuations through the use of derivative instruments and also by designating foreign currency denominated borrowings as hedges of net investments in foreign subsidiaries. The Company expects that through hedging, any gain or loss on the derivative instruments would generally offset the expected increase or decrease in the value of the underlying forecasted transactions. The Company may enter into foreign exchange forward contracts or cross-currency swaps, for which hedge accounting treatment is not applied, due to the low magnitude of the use of such instruments. Financial instruments designated as net investment hedges are marked-to-market using the current spot exchange rate as of the end of each reporting period, with gains and losses included in the foreign currency translation component of accumulated other comprehensive income (loss) (“AOCI/L”) until the sale or substantial liquidation of the underlying net investments. Financial derivative instruments such as forwards and swaps are marked-to-market using the current spot exchange rate as of the end of each reporting period. The related changes in fair value are recorded in the line item in the Consolidated Statements of Operations. The Company does not enter into derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives.
Interest Rate Risk
The Company is exposed to interest rate fluctuations related to its variable rate debt instruments. The Company may reduce its exposure to fluctuations in the cash flows associated with changes in the variable interest rates by entering into offsetting positions through the use of derivative instruments, such as interest rate swap contracts. The interest rate swap contracts result in recognizing a fixed interest rate for the portion of the Company’s variable rate debt that was hedged. This will reduce the negative impact of increases in the variable rates over the term of the contracts.
During the Period ended June 30, 2021, however, the Company has not entered into such swap arrangements, interest rates being stable over the short period since the Company started trading.

Hedge Accounting
Derivative financial instruments are recorded as either assets or liabilities on the Consolidated Balance Sheets and are measured at fair value. As noted above and due to the low significance of such instruments, hedge accounting is not applied.
The amounts of gains and losses related to the Company’s derivative financial instruments not designated as hedging instruments is presented below:

Consolidated Statement of Operations Classification of Gain (Loss) Recognized in Operations
		From November 30, 2020 to June 30, 2021
Foreign exchange contracts	Cost of sales	$645
Foreign exchange contracts	Other income (expense), net	(97)
Total gain (loss)		$548
19. EQUITY AND PREFERRED STOCK
Share Capital
The authorized share capital of the Company is EUR 3 billion, divided into 200 billion ordinary shares with each a par value of EUR 0.01, 50 billion redeemable A preference shares with each a par value of EUR 0.01 and 50 billion redeemable B preference shares with each a par value of EUR 0.01. All shares have similar voting rights.
At November 30, the issued and fully paid share capital of the Company was composed of 30.0 million ordinary shares, 931.5 million redeemable A preference shares and 1,637.9 million redeemable B preference shares. The par-value of ordinary shares, redeemable A preference shares and redeemable B preference shares amounted respectively to $353, $10,958 and $19,270. Additional paid-in capital for ordinary shares, redeemable A preference shares and redeemable B preference shares amounted respectively to $33,849, $1,051,994 and $1,849,895.
During the Period, through capital increases, 1.8 million ordinary shares were issued for a par-value of $22 plus additional paid-in capital of $2,188. Redeemable B preference shares were also issued for a par-value of $224 plus additional paid-in capital of $22,170.
At June 30, 2021, the issued and fully paid share capital of the Company is composed of 31.8 million ordinary shares, 931.5 million redeemable A preference shares and 1,656.5 million redeemable B preference shares. The par-value of ordinary shares, redeemable A preference shares and redeemable B preference shares amounts respectively to $375, $10,958 and $19,494. Additional paid-in capital for ordinary shares, redeemable A preference shares and redeemable B preference shares amounted respectively to $34,752, $1,052,378 and $1,872,966.
Redeemable A and B preference shares are entitled to a preferential dividend at the per-annum rate of respectively 6% and 8% of the issue price, accruing daily and compounded annually on November 30. Dividends are payable in arrears on the date of share redemption. The Company may redeem the preference shares at any time upon notice. By virtue of control exercised by the Shareholders over the Board of Directors, the preference shares are assumed to be redeemable by the Shareholders and the corresponding capital amount is presented as Redeemable Preferred Stock in a separate line in the Consolidated Balance Sheet.
20. LEGAL AND OTHER CONTINGENCIES
Legal Matters
The Company is involved, from time to time, in various litigation, administrative and other legal proceedings, including consumer individual or collective actions, personal injury, intellectual property, competition, compliance and advertising claims litigation and disputes, among others (collectively, “Legal Proceedings”). Whilst the Company cannot predict any final outcomes relating thereto, management believes that the outcome of current Legal Proceedings will not have a material effect upon its business, prospects, financial condition, results of operations or cash flows. When a loss in relation to such proceedings is both probable and can be reliably estimated, the Company has recorded a provision it in its Consolidated Balance Sheet. However, management’s assessment of the Company’s current Legal Proceedings is ongoing and could change in light of the discovery of additional facts with respect to Legal Proceedings not presently known to the Company, further legal analysis, or determinations by judges, arbitrators, juries or other finders of fact or deciders of law which are not in accord with management’s evaluation of the probable liability or outcome of such Legal Proceedings.

Other Commitments
As of June 30, 2021, the Company had $146,117 of non-cancelable contractual purchase obligations, mostly related to services rendered to support the set-up of stand-alone IT systems and to migrate data from Coty systems.
21. RELATED PARTY TRANSACTIONS
Relationship with Shareholders
As part of the purchase of the Wella Business, a capital repayment of $411,265 was made by the Company to Coty. Syndication fees totaling $91,742 were also paid to Coty and KKR, pro rata their respective ownership in the Company.
In connection with the separation from Coty, the Company and Coty entered into a Transitional Services Agreement (“TSA”). Subject to the terms of this TSA, Coty will perform services for the Company in exchange for related service fees. Such services include billing and collecting from Company’s customers, certain logistics and warehouse services, as well as other administrative and systems support. The various services will be provided for a period of up to eighteen months from inception and can be extended for another three-month period. TSA fees and other fees expensed since November 30, 2020 were $86,600 and $3,400, respectively, for the seven months ended June 30, 2021. The TSA fees are principally invoiced on a cost-plus basis. The TSA fees and other fees were included in Selling, general and administrative expenses and Cost of sales, respectively, in the Company's Statement of Operations. As of June 30, 2021, accounts receivable from and accounts payable to Coty of $56,649 and $170,375, respectively, were included in Trade receivables and Trade payables, respectively, in the Company's Consolidated Balance Sheet.
The Company also entered into agreements with KKR for certain consulting and advisory services. Fees invoiced in the Period ended June 30, 2021, under these arrangements were respectively $6,705 and $1,243.
Loans to Senior Management
The Company, through its subsidiaries, has entered into long-term loans with a limited number of members of the Company’s Senior Management. As of June 30, 2021, the balance of such loans outstanding was $4,825 and was included in Other non-current assets in the Company's Consolidated Balance Sheet.